EXECUTION COPY  AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT THIS AMENDMENT TO THE TRANSFER AGENCY SERVICES AGREEMENT (this “Amendment”) is made as of October 18, 2023 (the “Effective Date”) by and between BROWN BROTHERS HARRIMAN & CO., (“BBH” or the “Transfer Agent”), and GLOBAL X MANAGEMENT COMPANY LLC (“GXMC”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. WHEREAS, pursuant to a Transfer Agency Services Agreement between GXMC and BBH, dated November 7, 2008, as amended (the “Agreement”), BBH has been appointed as transfer agent for the Global X Funds (the “Trust”) in accordance with the terms and conditions set forth in the Agreement; WHEREAS, GXMC serves as investment advisor and administrator to the Trust, and in such capacity has been authorized to engage third parties to provide certain services to the Trust and its series (each a “Fund” and collectively, the “Funds”); and WHEREAS, in accordance with Section 16 of the Agreement, BBH and GXMC desire to amend the Agreement as set forth herein; NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, each of BBH and GXMC hereby agree as follows: 1. Pursuant to Section 15 of the Agreement, Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix A. 2. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof. 3. This Amendment together with the Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions. 4. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. 5. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement. [Signature page follows]

    EXECUTION COPY  IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to the Agreement effective as of the date first above written. BROWN BROTHERS HARRIMAN & CO. By: __________________________________ Name: Title: Date: GLOBAL X MANAGEMENT COMPANY LLC By: __________________________________ Name: John Belanger Title: Chief Operating Officer Date: October 17, 2023 Hugh Bolton Principal 18 October 2023

EXECUTION COPY  APPENDIX A TO THE TRANSFER AGENCY SERVICES AGREEMENT BETWEEN GLOBAL X MANAGEMENT COMPANY, LLC and BROWN BROTHERS HARRIMAN & CO. Dated as of 10/18/2023 The following is a list of Funds/Portfolios for which BBH shall serve under a Transfer Agency Services Agreement dated as of 11/07/2008 "the Agreement": Global X Adaptive U.S. Factor ETF Global X Adaptive U.S. Risk Management ETF Global X Alternative Income ETF Global X Bitcoin Trend Strategy ETF Global X China Biotech Innovation ETF Global X China Innovation ETF Global X China Mid Cap ETF Global X Cloud Computing ETF Global X Conscious Companies ETF Global X Education ETF Global X Founder-Run Companies ETF Global X Guru® Index ETF Global X Health & Wellness ETF Global X Kuwait ETF Global X Luxembourg ETF Global X Millennial Consumer ETF Global X MLP & Energy Infrastructure ETF Global X MLP ETF

    EXECUTION COPY  Global X S&P 500® Catholic Values ETF Global X S&P 500® Quality Dividend ETF Global X S&P® Catholic Values U.S. Aggregate Bond ETF Global X SuperIncome™ Preferred ETF Global X Telemedicine & Digital Health ETF Global X U.S. Dividend Covered Call & Growth ETF Global X U.S. Infrastructure Development ETF Global X U.S. Preferred ETF Global X Variable Rate Preferred ETF